- -13-

Item 6 (a) - Exhibits

     Exhibit 11 - Computation of per share earnings

                               Three Months Ended         Six Months Ended
                                      July 31                July 31
                                1996        1995         1996        1995

     Earnings per Common & Common Equivalent Share:

     Net Earnings             $114,279     $85,007     $161,341    $143,933

     Weighted Average Shares
          Outstanding          163,286     160,341     162,187      160,257
     Dilutive Effect of Common
          Stock Equivalent          77          91          77           93
     Weighted Average Shares,
          as Adjusted          163,363     160,432     162,264      160,350

     Earnings per Common &
       Common Equivalent Share    $.70        $.53        $.99         $.90


     Earnings per Common Share - Assuming Full Dilution:

     Net Earnings             $114,279     $85,007     $161,341     $143,933
     Interest (After Taxes) on
       Convertible Debt          1,703       1,878        3,614        3,759
     Net Earnings,
       as Adjusted            $115,982     $86,885     $164,955     $147,692

     Weighted Average Shares
          Outstanding          163,286     160,341      162,187      160,257
     Dilutive Effect of Common
          Stock Equivalents         77         112           77          113
     Shares Added if All Debt
          Converted              9,259      10,898       10,068       10,898
     Weighted Average Shares,
          as Adjusted          172,622     171,351      172,332      171,268

     Earnings per Common Share
      - Assuming Full Dilution    $.67        $.51         $.96         $.86